Exhibit 14.1

VIRGIN AMERICA INC.

CODE OF BUSINESS CONDUCT AND ETHICS1

Overview

Virgin America Inc. (the “Company”) is committed to promoting high standards of honest and ethical business conduct and compliance with applicable laws, rules and regulations. As part of this commitment, the Company has adopted this Code of Business Conduct and Ethics (this “Code”) to set expectations and provide guidance applicable to teammates, officers and directors of the Company.2

It is every teammate’s responsibility to read and understand this Code, and to use it as a guide in the performance of their responsibilities for the Company. This Code cannot address every ethical issue or circumstance that may arise, so, in complying with the letter and spirit of this Code, it is your responsibility to apply common sense, together with high personal standards of ethics, honesty and accountability, in making business decisions where this Code has no specific guideline.

In addition, we expect teammates to comply with all other Company policies and procedures that may apply to them, many of which supplement this Code by providing more detailed guidance for compliance with laws and regulations applicable to teammates who work in specific departments. These additional policies and procedures include Company policies on compliance with Department of Transportation (DOT), Federal Aviation Administration (FAA), and Transportation Security Administration (TSA) regulations, and laws relating to equal opportunity, harassment, drug free workplace, computer usage and information technology, data protection, expense reimbursement and travel, as well as our internal financial controls and procedures. The Company may modify or update these more specific policies and procedures from time to time, and may adopt new Company policies and procedures in the future.

We expect all of our directors, executives, and team leaders to help foster a sense of commitment to this Code among all our teammates, and to foster a culture of fairness, honesty and accountability within the Company. We also expect teammates to notify the Compliance Officer regarding potential violations.

If you need help understanding this Code, or how it applies to conduct in any given situation, you should contact your team leader or the Company’s Compliance Officer (“the

[1]	As revised on October 3, 2014.
[2]

This Code, as applied to the Company’s principal financial officers (defined to include our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), shall be the Company’s “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

Compliance Officer”), who is currently the General Counsel. In addition, you should be alert to possible violations of this Code by others and should report suspected violations, without fear of any form of retaliation, using the procedure outlined in the Company’s Whistleblower and Complaint policy.

Anyone who violates the standards in this Code will be subject to corrective action, up to and including separation of employment, legal action, and/or referral for criminal prosecution.

Code of Business Conduct and Ethics

Compliance with Laws and Regulations

Every officer, director and teammate has an obligation to comply with all laws, rules and regulations applicable to the Company’s operations. These include, without limitation, laws covering our airline operations (including regulations issued by the DOT, FAA, and TSA), laws prohibiting bribery and kickbacks (including the Foreign Corrupt Practices Act); antitrust laws relating to the marketing and sale of our airline services; laws addressing copyrights, trademarks, and trade secrets; laws relating to the privacy of personal information; insider trading laws; prohibitions on illegal political contributions or offering or receiving improper gratuities; environmental laws; legal obligations relating to equal employment opportunity, employment discrimination, harassment, and other applicable labor and employment laws; occupational safety and health rules; environmental laws; and the prohibition of distributing false or misleading financial information. Our success depends upon each teammate, team leader, officer and director operating within legal guidelines. It is essential that you know and understand the legal and regulatory requirements that apply to our business and to your specific area of responsibility at the Company. While you are not expected to have complete mastery of all laws, rules and regulations, you are expected to be able to recognize situations that require you to consult with others to determine the appropriate course of action. If you have a question in the area of legal compliance, you should approach your team leader or the Compliance Officer immediately.

Conflicts of Interest

We expect our officers, directors and teammates to avoid actual or apparent conflicts of interest between their personal and professional relationships. A “conflict of interest” occurs when a personal interest interferes in any way – or even appears to interfere – with the interests of the Company as a whole.

Sometimes conflicts of interest arise when a teammate takes some action or has some outside interest, duties, responsibilities or obligations that turn out to conflict with an interest of the Company or his or her duty to the Company. Conflicts of interest can also arise when a teammate or family member3 or friend receives improper personal benefits as a result of a Company position.

[3]	Throughout this Code, the term “family member” refers to a person’s spouse or domestic partner, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s household.

In evaluating whether an actual or contemplated activity may involve a conflict of interest, you should consider whether the activity would appear improper to an outsider; whether the teammate has access to confidential Company information or influence over significant Company resources or decisions; the potential impact of the activity on the Company’s business relationships, including relationships with our guests, service providers, suppliers and other business partners; and the extent to which the activity could benefit a teammate, family member or friend, directly or indirectly.

A few examples of activities that could involve conflicts of interests include:

•	Aiding our Competitors. For example, this could take the form of service as an employee, advisor or consultant to, or a member of the board of, a competitor, passing confidential Company information to a competitor, or accepting payments or other benefits from a competitor. Any employment, consulting or other activity relating to the actual or anticipated business of Virgin America is prohibited where there is a conflict of interest or where the entity’s interests are competitive with that of Virgin America. This would include working for other airlines or ground service companies; however, in certain circumstances with prior approval from the People Team and the Company’s Compliance Officer, employment with travel agencies or wheelchair providers may be permissible.

•	Involvement with any Current or Potential Business Partner. Employment by or service on the board of a customer, supplier or service provider is generally discouraged and you must seek authorization in advance if you plan to have such a relationship.

•	Financial Interests. Owning a significant financial interest[4] in a competitor or a business that does business with us or seeks to do business with us, or that engages in the same field of activity, can present an actual or potential conflict of interest. In evaluating such interests for conflicts, both direct and indirect interests that a person may have should be considered, along with factors such as the following: the size and nature of the person’s interest; the nature of the Company’s relationship with the other entity; whether the teammate has access to confidential Company information; and whether the teammate has an ability to influence Company decisions that would affect the other entity.

[4]	A “significant financial interest” means (i) ownership of greater than 1% of the equity of a material customer, supplier or competitor or (ii) an investment in a material customer, supplier or competitor that represents more than 5% of the total assets of the teammate.

If you have or wish to acquire a significant financial interest in a competitor, or in a customer, business partner, supplier, technology partner or service provider with which you have direct business dealings (or approval responsibilities), you must consult with the Compliance Officer. Similarly, if you experience a change of position or seniority that results in your having direct business dealings with a customer, business partner, supplier, technology partner or service provider in which you already have a significant financial interest, you must consult with the Compliance Officer.

•	Improper Personal Benefits. Soliciting or accepting payments, gifts, loans, favors or preferential treatment from any person or entity that does or seeks to do business with us can present an actual or potential conflict of interest. See the “Gifts and Entertainment” subsection below for further discussion of the issues involved in this type of conflict.

•	Competing with the Company. Competing with the Company or taking personal advantage of corporate opportunities that Virgin America might want to pursue can also present an actual or potential conflict of interest. See the “Corporate Opportunities” subsection below for further discussion of the issues involved in this type of conflict.

•	Relationships with Family members. Having authority on behalf of the Company over a teammate who is also a family member, or transacting business on behalf of the Company with a family member, may also create an actual or potential conflict of interest. Any teammate who may be involved in such a situation should consult with his or her team leader, People Team representative and the Compliance Officer to assess the situation and determine an appropriate resolution.

•	Favorable Transactions On Behalf of Friends and Family. Engaging in revenue-waiving or favorable transactions on behalf of the Company is prohibited when the gestures benefit family members or friends.

•	Teammate loans. Loans to teammates or their family members by the Company, or guarantees of their loan obligations, could constitute an improper personal benefit to the recipients of these loans or guarantees. Accordingly, any such loans are prohibited.

•	Actions of family members. The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence a teammate’s objectivity in making decisions on behalf of the Company.

You must avoid these situations (and others like them), where your loyalty to the Company could be compromised. If you believe that you are involved in a potential conflict of interest, you are expected to discuss it with the Compliance Officer immediately.

Corporate Opportunities

Teammates may not compete with the Company, or take personal advantage of business opportunities that the Company is in the process of pursuing or might want to pursue in the future. Even opportunities that are acquired through independent sources may be questionable if they are related to the Company’s existing or proposed lines of business. Teammates owe a duty to the Company to advance the Company’s legitimate business interests when opportunities arise. Accordingly, participation by teammates in an outside business opportunity that is related to our existing or proposed lines of business is prohibited. Teammates should consult the Compliance Officer to determine an appropriate course of action if interested in pursuing an opportunity discovered through or in connection with such teammate’s Company position, or use Company property or information, and include in this disclosure the terms and conditions of the business opportunity the teammate wishes to pursue. If the Company waives its right to pursue the business opportunity, the teammate may pursue the business opportunity on the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in this Code.

Gifts and Entertainment

All teammates must be careful to avoid even the appearance of impropriety in giving or receiving gifts and entertainment. In general, you cannot offer, provide or accept any gifts or entertainment in connection with your service to the Company except in a manner consistent with customary business practices, such as customary and reasonable meals and entertainment. Gifts and entertainment must not be excessive in value, in cash, susceptible of being construed as a bribe or kickback, or in violation of any laws.

These general principles apply to our transactions everywhere in the world, even if they conflict with local custom. Under some statutes, such as the United States Foreign Corrupt Practices Act, giving anything of value to a government official to obtain or retain business or favorable treatment is a criminal act subject to prosecution and conviction. Discuss with your team leader or the Compliance Officer any proposed entertainment or gifts if you are uncertain about their appropriateness.

Confidentiality

We depend upon our confidential information, and rely on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect it. Confidential information includes, but is not limited to, business, marketing, product and service plans, business and pricing strategies, financial information, forecasts, product architecture, source codes, engineering ideas, designs, databases, personnel information, and customer and supplier lists and data, all of which is more fully described in the proprietary information and inventions agreement that each teammate signs in connection with their employment by the Company, and similar types of information provided to us by our guests, suppliers and business partners. We cannot protect our confidential information without your help. Anyone who has had access to confidential Company information must keep it confidential at all times, both while working for the Company and after employment ends.

You must not share confidential Company information, or any confidential information of a guest, supplier, service provider or business partner, with anyone who has not been authorized to receive it, except when disclosure is authorized or legally mandated. Nor may you access guest information for personal or other reasons unrelated to the performance of your job duties. Unauthorized use or distribution of this information is extremely serious; it would violate your proprietary information and inventions agreement and it could be illegal and result in civil liability or criminal penalties. It would also violate our trust in you, and our guests’ and business partners’ trust in us.

You must take precautions to prevent unauthorized disclosure of confidential information. Accordingly, you should also take steps to ensure that business related paperwork and documents are produced, copied, faxed, filed, stored and discarded by means designed to minimize the risk that unauthorized persons might obtain access to confidential information. You should not discuss sensitive matters or confidential information in public places to the extent practicable. You may not post confidential Company information on the Internet. All Company emails, voicemails and other communications are presumed confidential and should not be forwarded or otherwise disseminated outside of the Company (including sending business emails to your personal email address), except where required for legitimate business purposes.

You are required to observe the provisions of any other specific policy regarding privacy and confidential information that the Company may adopt from time to time.

Protection and Proper Use of Company Assets

All teammates, officers and directors are expected to protect the Company’s assets and ensure their efficient use for legitimate business purposes. Theft, carelessness and waste have a direct impact on our profitability. Company property, such as computer equipment, buildings, furniture and furnishings, office supplies and products and inventories, should be used only for activities related to your employment, although incidental personal use is permitted.

Please bear in mind that we retain the right to access, review, monitor and disclose any information transmitted, received or stored using our electronic equipment, with or without a teammate’s or third party’s knowledge, consent or approval. However, the SVP of People and the General Counsel must approve any such access in advance in writing. In the case of the CEO, any such access must be approved in advance by at least two members of the Audit Committee.

Any misuse or suspected misuse of our assets must be immediately reported to your team leader, People Team representative, or the Compliance Officer.

Competition and Fair Dealing

We strive to compete vigorously and to gain advantages over our competitors through superior business performance, not through unethical or illegal business practices. No teammate may acquire proprietary information from others through improper means, possess trade secret information, or induce disclosure of confidential information from past or present teammates of other companies. If you have obtained information of this variety by mistake, or if you have any questions about the legality of future actions, you must consult your team leader, People Team representative, or the Compliance Officer.

You are expected to deal fairly and honestly with our customers, suppliers, teammates and anyone else with whom you have contact in the course of performing your duties to the Company. Making false or misleading statements about our competitors is prohibited by this Code, inconsistent with our reputation for integrity and harmful to our business. You may not take unfair advantage of anyone through misuse of confidential information, misrepresentation of material facts or any other unfair business practice.

Teammates must handle the nonpublic information of our vendors, suppliers and others with whom we have a relationship responsibly and in accordance with our agreements with them, including information regarding technology and products. Teammates may not unlawfully obtain or use the materials, products, intellectual property, proprietary or nonpublic information or other assets of anyone, including our suppliers and competitors.

Teammates involved in procurement have a special responsibility to adhere to principles of fair competition in the purchase of products and services by selecting suppliers based exclusively on normal commercial considerations, such as quality, cost, availability, service and reputation, and not on the receipt of special favors.

Compliance with Antitrust Laws

Antitrust laws are designed to promote and preserve competition. Our policy is to compete vigorously and ethically while complying with all antitrust and competition laws. Violations of antitrust laws may result in severe penalties against the Company and its employees, including potentially substantial fines and criminal sanctions. You are expected to maintain basic familiarity with the antitrust principles applicable to your activities, and you should consult the Company’s Compliance Officer with any questions you may have concerning compliance with these laws. The following is a summary of actions that are violations of applicable antitrust laws:

•	Price Fixing. The Company may not agree with its competitors to raise, lower or stabilize ticket prices or fees for other airline services, including discounts and credit terms.

•	Limitation of Supply. The Company may not agree with its competitors to limit the number of aircraft it purchases or the number of flights operated in a city pair or other market, or limit the type of services it offers to the public.

•	Allocation of Business. The Company may not agree with its competitors to divide or allocate markets, territories or customers, including corporate accounts.

•	Monopolies. The Company may not engage in any behavior that can be construed as an attempt to monopolize.

•	Boycott. The Company may not agree with its competitors to refuse to sell or purchase products from third parties. In addition, the Company may not prevent a customer from purchasing or using non-Company services.

•	Tying. The Company may not require a customer to purchase a service that it does not want as a condition to the sale of a different service that the customer does wish to purchase.

Meetings with Competitors

Teammates should exercise caution in meetings with competitors since any meeting with a competitor may give rise to the appearance of impropriety. As a result, if you are required to meet with a competitor for any reason, you should create and circulate agendas in advance of any such meetings, and the contents of your meeting should be fully documented. You should avoid any communications with a competitor regarding ticket prices, ancillary revenue strategies, market share, the allocation of city pair markets or corporate accounts, future plans for seat capacity in a city pair, terms and conditions for the sale of airline travel, bids for a particular contract, marketing strategies, future route development plans, or other subjects relating to or affecting the sale of airline services to existing or prospective customers.

If you participate in a meeting with a competitor during which any of the above topics are broached, you should affirmatively end the discussion, and you should state your reasons for doing so. During meetings with competitors, avoid sharing or obtaining confidential information from a competitor. Also avoid statements that could be construed as unfair acts such as harassment, threats or interference with a competitor’s existing contractual relationships.

Professional Organizations and Trade Associations

Teammates should be cautious when attending meetings of professional organizations and trade associations at which competitors are present. Attending meetings of professional organizations and trade associations is both legal and proper, if such meetings have a legitimate business purpose and are conducted in an open fashion, adhering to a proper agenda. At such meetings, you should not discuss the restricted topics listed above, the Company’s pricing policies or other competitive terms, or any other proprietary, competitively sensitive information. You are required to notify your team leader prior to attending any meeting of a professional airline organization or airline trade association.

Accuracy of Financial Reports and Other Public Communications

As a public company we are subject to various securities laws, regulations and reporting obligations. Both federal law and our policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability. Our records are important to investors and creditors. They serve as a basis for managing our business and are important in meeting our obligations to our guests, suppliers, creditors, teammates and others with whom we do business.

To help ensure the integrity of our records, we require that:

•	No entry be made in our books and records that is intentionally false or misleading;

•	Transactions be supported by appropriate documentation;

•	The terms of sales and other commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately in our books and records;

•	Teammates comply with our system of internal controls and be held accountable for their entries;

•	Any off balance sheet arrangements of the Company are clearly and appropriately disclosed;

•	No cash or other assets be maintained for any purpose in any unrecorded or “off the books” fund;

•	Records be retained or destroyed according to the Company’s document retention policies or procedures then in effect;

•	No teammate may take or authorize any action that would cause the Company’s financial records to fail to comply with generally accepted accounting principles; and

•	All teammates must cooperate fully with our Finance Team, as well as our independent auditors and counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that the Company’s books and records are accurate and complete.

The Company’s Chief Financial Officer and other teammates working in the Finance Department have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. These teammates must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

If you become aware that our public disclosures are not full, fair and accurate, or if you become aware of a transaction or development that you believe may require disclosure, you should report the matter immediately to your team leader or the Compliance Officer.

Compliance with Insider Trading Laws

Teammates and directors are prohibited from trading in the Company’s stock or other securities while in possession of material, non-public information about the Company or its subsidiaries. In addition, teammates and directors are prohibited from recommending, “tipping” or suggesting that anyone else buy or sell the Company’s stock or other securities on the basis of material, nonpublic information. If you obtain material non-public information about another company in the course of your duties, you are prohibited from trading in the stock or securities of the other company while in possession of such information or “tipping” others to trade on the basis of such information. Violation of insider trading laws can result in severe fines and criminal penalties, as well as corrective action by the Company, up to and including separation from employment.

Public Communications and Regulation FD

Public Communications Generally

The Company places a high value on its credibility and reputation in the community. What is written or said about the Company in the news media and investment community directly impacts our reputation, positively or negatively. Our policy is to provide timely, accurate and complete information in response to public requests (media, analysts, etc.), consistent with our obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data. To ensure compliance with this policy, all news media or other public requests for information regarding the Company should be directed to Corporate Communications, which will consult with the General Counsel or Chief Financial Officer, as appropriate.

Compliance with Regulation FD

In connection with our public communications, the Company is required to comply with a rule under the federal securities laws referred to as Regulation FD (which stands for “fair disclosure”). Regulation FD provides that, when we disclose material, non-public information about the Company to securities market professionals or stockholders (where it is reasonably foreseeable that the stockholders will trade on the information), we must also disclose the information to the public. “Securities market professionals” generally include analysts, institutional investors and other investment advisors.

Political Contributions and Gifts

The Company will only make contributions or payments that could be considered a contribution to a political party or candidate after ensuring that any such contributions are in compliance with all applicable laws. However, you are free to exercise your right to make personal political contributions with legal limits. You should not make these contributions in a way that might appear to be an endorsement or contribution by the Company. The Company will not reimburse you for any political contribution.

Interactions with the Government

In the course of your duties, you may interact with the U.S., state and/or local governments and/or the governments of other countries. The Company is committed to conducting its business with all governments and their representatives with the highest standards of business ethics and in compliance with all applicable laws and regulations, including the special requirements that apply to communications with governmental bodies that have regulatory authority over our services and operations, including the DOT, FAA, and TSA. In your interactions with government, you should:

•	Be forthright and candid at all times. No teammate or director should intentionally misstate or omit any material information from any written or oral communication with the government.

•	Ensure that all required written submissions are made to the government and are timely, and that all written submissions, whether voluntary or required, satisfy applicable laws and regulations.

•	You should not offer or exchange any gifts, gratuities or favors with, or pay for meals, entertainment, travel or other similar expenses for government employees.

Teammates are expected to have a thorough understanding of the laws, regulations and other relevant standards applicable to their job positions, and to comply with those requirements. The Company has developed standard operating procedures and provides regular training to aid teammates in understanding and complying with the requirements of the DOT, FAA, TSA, and other regulatory bodies. If any doubt exists regarding whether a particular course of action is governed by these laws and regulations, you should seek advise immediately from your team leader.

International Business Laws

You are expected to comply with all applicable laws wherever you travel on Company business, including laws prohibiting bribery, corruption or the conduct of business with specified individuals, companies or countries. We also expect teammates to comply with U.S. laws, rules and regulations governing the conduct of business by U.S. citizens and corporations outside the United States.

These U.S. laws, rules and regulations, which extend to all our activities outside the United States, include:

•	The Foreign Corrupt Practices Act, which prohibits directly or indirectly giving anything of value to a government official to obtain or retain business or favorable treatment, and requires the maintenance of accurate books of account, with all Company transactions being properly recorded;

•	U.S. embargoes, which restrict or, in some cases, prohibit U.S. persons, corporations from doing business with certain foreign countries, groups or individuals;

•	Export controls, which restrict travel to designated countries or prohibit or restrict the export of goods, services and technology to designated countries; and

•	Anti-boycott compliance, which prohibits U.S. companies from taking any action that has the effect of furthering any unsanctioned boycott of a country friendly to the United States.

If you have a question as to whether an activity is restricted or prohibited, please contact the Compliance Officer before taking any action.

Compliance Standards and Procedures

Compliance Resources

The Company has an obligation to promote ethical behavior. Every teammate is encouraged to talk to his or her team leader or the Company’s Compliance Officer when in doubt about the application of any provision of this Code. Every teammate is also encouraged to utilize the Company’s Whistleblower and Complaint Policy to report any possible violations of the law or this or other Company policies.

In addition to fielding questions with respect to interpretation or potential violations of this Code, the Compliance Officer is responsible for investigating possible violations of this Code; implementing training programs for new teammates in Code policies; implementing training programs to refresh teammates’ familiarity with this Code; updating this Code as needed, with approval of the Audit Committee, to reflect changes in the law, Company operations and recognized best practices, and to reflect Company experience with this Code; and otherwise promoting an atmosphere of responsible and ethical conduct.

Your most immediate resource for any matter related to this Code is your team leader and/or your People Team representative. He or she may have the information you need, or may be able to refer the question to another appropriate source. There may, however, be times when you prefer not to go to these individuals. In these instances, you should feel free to discuss your concern with the Compliance Officer. If you are uncomfortable speaking with the Compliance Officer, please contact the Audit Committee.

Clarifying Questions and Concerns; Reporting Possible Violations

If you encounter a situation or are considering a course of action and its appropriateness is unclear, discuss the matter promptly with your team leader, People Team representative or the Compliance Officer. Even the appearance of impropriety can be very damaging to the Company and should be avoided. If you are aware of a suspected or actual violation of Code standards by others, you have a responsibility to report it. Reporting procedures, including anonymous reporting procedures, are set forth in the Whistleblower and Complaint Policy. You should raise questions or report potential violations of this Code without any fear of retaliation in any form – it is our policy not to retaliate in such circumstances and we will take prompt corrective action, up to and including separation of employment, against any teammate who is found to have engaged in retaliation.

The Compliance Officer will investigate all suspected Code violations that are brought to his or her attention promptly and in accordance with the Whistleblower and Complaint Policy. As needed, the Compliance Officer will consult with the People Team, the Legal Team, and/or the Audit Committee.

If the investigation indicates that a violation of this Code may has occurred, we will take such action as we believe to be appropriate under the circumstances. If we determine that a teammate is responsible for a Code violation, he or she will be subject to disciplinary action up to, and including, separation from employment for cause and, in appropriate cases, civil action or referral for criminal prosecution, to the extent permissible by law. Appropriate action may also be taken to deter any future Code violations.

No Rights Created

This Code is a statement of principles, policies and procedures that govern the Company’s teammates in the conduct of Company business. It is not intended to and does not create any legal rights for any guest, supplier, competitor, stockholder or any other non-teammate or entity. Nothing in this Code is intended to alter existing legal rights and obligations of the Company or any of our teammates, officers or directors.

Amendment and Waiver

Any amendment or waiver of this Code that applies to any of the Company’s directors or executive officers must be in writing and must be authorized by the Board of Directors and disclosed to the public as required by law or the rules of The NASDAQ Global Market. Waivers of this Code for other teammates may be made only by the Company’s Chief Executive Officer, General Counsel or Chief Financial Officer and will be reported to the Audit Committee.

Code Administration

The Audit Committee is responsible for reviewing this Code. It may request reports from Company leaders about the implementation of this Code and take any other actions it deems necessary related to this Code.